PROFESSIONALLY MANAGED PORTFOLIOS
INVESTMENT SUB-ADVISORY AGREEMENT

between

BROWN INVESTMENT ADVISORY INCORPORATED
and
CARDINAL CAPITAL MANAGEMENT, L.L.C.

This AGREEMENT is made as of the 12th day of April, 2010, by and between Cardinal Capital Management, L.L.C., a Delaware limited liability company located at One Greenwich Office Park, Greenwich, Connecticut 06831 (the “Sub-Advisor”), and Brown Investment Advisory Incorporated, a Maryland corporation located at 901 South Bond Street, Suite 400 Baltimore, Maryland, 21231-3340 (the “Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are each registered as investment advisors under the Investment Advisers Act of 1940; and

WHEREAS, Professionally Managed Portfolios, a Massachusetts business trust located at 615 East Michigan Street, Milwaukee, Wisconsin 53202 (the “Trust”) is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has retained the Advisor to perform investment advisory services for the certain funds within the Trust (the “Funds”) under the terms of an investment advisory agreement, dated April 12, 2010, between the Advisor and the Trust on behalf of the Funds (the “Investment Advisory Agreement”); and

WHEREAS, the Advisor, acting pursuant to the Investment Advisory Agreement, wishes to retain the Sub-Advisor, and the Trust’s Board of Trustees (the “Board of Trustees” or the “Trustees”) has approved the retention of the Sub-Advisor, to provide the investment advisory services described in this document to the assets of the Fund(s) listed on Schedule A (as it may be amended from time to time is engaged in the business of creating and marketing mutual funds);

WHEREAS, each Fund listed in Schedule A is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, The Trust and the Fund(s) are third party beneficiaries of such arrangements;

NOW, THEREFORE, WITNESSETH:  That the parties, which shall include the Trust on behalf of the Fund(s) for the purposes of the indemnification provisions of section 6, hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)
Acceptance.  The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment advisor to the Fund’s assets.

(b)
Independent Contractor.  The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Sub-Advisor’s Representations.  The Sub-Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Sub-Advisor represents, warrants and agrees that it is registered as an advisor under the Investment Advisers Act of 1940, as amended.

(d)
The Advisor’s Representations.  The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.  The Advisor further represents, warrants and agrees that it has the authority under the Investment Advisory Agreement to appoint the Sub-Advisor.  The Advisor further represents and warrants that it has received a copy of Part II of the Sub-Advisor’s Form ADV.  The Advisor further represents and warrants that the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed.

(e)
Plenary authority of the Board of Trustees.  The Sub-Advisor and Advisor both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

The Sub-Advisor will provide for the Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund, as established by the Fund and the Advisor and provided to the Sub-Advisor in writing.  The current policies, objectives and restrictions are attached hereto as Appendix A.  From time to time, the Advisor or the Fund may provide the Sub-Advisor with written copies of additional or amended investment policies, guidelines and restrictions, which shall become effective at such time as agreed upon by both parties.

(a)
The Sub-Advisor shall assume all investment duties and have full discretionary power and authority with respect to investment of the assets of the Fund. Without limiting the generality of the foregoing, the Sub-Advisor shall (i) obtain and evaluate such information and advice relating to the economy and securities markets and securities as it deems necessary or useful to discharge its duties hereunder; (ii) continuously invest the assets of the Fund in a manner consistent with the investment objective and policies thereof as stated in the Fund's Prospectuses and Statements of Additional Information on file with the Securities and Exchange Commission, as the same may be amended from time to time; (iii) determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; (iv) vote all proxies for securities held by the Fund and exercise all other voting rights with respect to such securities in the manner it deems appropriate; (v) issue settlement instructions to custodians designated by the Advisor or the Trust; (vi) evaluate the credit worthiness of securities dealers, banks and other entities with which the Fund may engage in repurchase agreements and monitor the status of such agreements; and (vii) take such further action, including the placing of purchase and sale orders and the selection of broker-dealers to execute such orders on behalf of the Fund, as the Sub-Advisor shall deem necessary or appropriate, in its sole discretion, to carry out its duties under this Agreement.

(b)
The Sub-Advisor shall also furnish to or place at the disposal of the Advisor and/or Trust such information, evaluations, analyses and opinions formulated or obtained by the Sub-Advisor in the discharge of its duties, as the Advisor and/or the Trust may, from time to time, reasonably request.

(c)
The Sub-Advisor agrees, that in performing its duties hereunder, it will comply with (i) the 1940 Act, as amended and the Advisers Act of 1940, as amended, and all rules and regulations promulgated thereunder; (ii) all other applicable federal and state laws and regulations, (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time; and (iv) any applicable procedures adopted by the Trust or the Advisor, upon notification to the Sub-Advisor of the adoption of such procedures.

(d)
The Sub-Advisor shall keep accurate and detailed records concerning its services under this Agreement and all such records shall be open to inspection at all reasonable times by the Advisor and any appropriate regulatory authorities.  The Sub-Advisor shall provide to the Advisor copies of any and all documentation relating to Fund’s transactions upon reasonable request;

(e)
At the request of the Advisor from time to time, the Sub-Advisor shall provide pricing and valuation information with respect to particular securities it has recommended for the Fund if the Advisor has determined that such pricing and valuation information is not otherwise reasonably available to it through standard pricing services;

(f)
The Advisor and the Sub-Advisor agree that only the Sub-Advisor will exercise “investment discretion” over the Fund within the meaning of Section 13(f) of the Securities Exchange Act of 1934, and the Sub-Advisor shall be responsible for filing any required reports on its behalf with the Securities and Exchange Commission pursuant to Section 13(f) and the rules and regulations thereunder;

(g)
The Sub-Advisor shall be responsible for taking action on behalf of clients for all matters in which a shareholder vote is solicited by, or with respect to, issuers of securities beneficially held in the Fund, including, but not limited to, optional tender offers, Dutch auctions, and odd lot tender offers, in accordance with the Advisor’s written proxy voting policies and procedures;

(h)
To the extent reasonably requested by the Trust, the Sub-Advisor will use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Trust with (i) current copies of the compliance policies and procedures of the Sub-Advisor in effect from time to time (including prompt notice of any material changes thereto), (ii) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (iii) upon request, a certificate of the chief compliance officer of the Sub-Advisor to the effect that the policies and procedures of the Sub-Advisor are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1); and

(i)
Except as permitted by the Trust’s policies and procedures, the Sub-Advisor will not disclose but shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades).

The Fund or its agent will provide timely information to the Sub-Advisor regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.  The Fund or its agent will timely provide the Sub-Advisor with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Advisor to perform its responsibilities hereunder.

The Advisor will be responsible for all class actions and lawsuits involving the Fund or securities held, or formerly held, in the Fund.  The Sub-Advisor is not required to take any action or to render investment-related advice with respect to lawsuits involving the Fund, including those involving securities presently or formerly held in the Fund, or the issuers thereof, including actions involving bankruptcy.  In the case of notices of class action suits received by the Sub-Advisor involving issuers presently or formerly held in the Fund, the Sub-Advisor shall promptly forward such notices to the Advisor and, with the consent of the Advisor, may provide information about the Fund to third parties for purposes of participating in any settlements relating to such class actions.

3.	BROKERAGE.

As delegated by the Advisor, the Sub-Advisor is responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that neither the Advisor or Sub-Advisor shall not direct order to an affiliated person of the Advisor or Sub-Advisor without general prior authorization to use such affiliated broker or dealer for the Trust's Board of Trustees. The Sub-Advisor's primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Sub-Advisor may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees of the Trust may determine and consistent with Section 28(e) of the 1934 Act, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor's overall responsibilities with respect to the Trust. Subject to the same policies and legal provisions, the Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, the Sub-Advisor or any affiliate. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine, and the Sub-Advisor shall report on such allocations regularly to the Advisor who shall report to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

4.	ALLOCATION OF EXPENSES.

(a) Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Advisor specifically agrees that the Fund shall assume the expense of:

(i)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(ii)	custodian fees and expenses;

(iii)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(iv)	interest payable on any Fund borrowings.

(b) The Sub-Advisor specifically agrees that with respect to the operation of the Fund, the Sub-Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to provide its sub-advisory services to the Fund hereunder, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Advisor.  If the Advisor has agreed to limit the operating expenses of the Fund, the Advisor shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

(c) The Sub-Advisor agrees that to the extent the Advisor has agreed to limit the operating expenses of the Fund, the Sub-Advisor shall be equally responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.  Upon receipt in writing from the Advisor on a monthly basis of the amount the Adviser reimbursed the Fund for any operating expenses, the Sub-Advisor shall promptly pay the Advisor 50% of the reimbursement amount.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

5.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Fund (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable, as soon as practicable after the last day of each calendar quarter.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Fund accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Fund’s net assets, managed by the Sub-Advisor, as of the most recent preceding day for which the Fund’s net assets were computed.

6.	LIABILITY; STANDARD OF CARE.

The Sub-Advisor, its affiliates, agents and employees, shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)
arising from Fund’s or the Advisor’s directions to the Sub-Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Advisor, the Custodian or the Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the gross negligence, willful misconduct, or lack of good faith of the Sub-Advisor, its affiliates, agents and employees, or the Sub-Advisor’s reckless disregard of its duties and obligations.

The Sub-Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

However, the Sub-Advisor shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or non-performance of any duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage, or expense was determined by a court of competent jurisdiction to have been caused by the Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement, and provided further, however, that the Sub-Advisor shall only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage, or expense of such Indemnified Party was attributable to the willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Advisor’s obligations or duties hereunder.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim.  Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary.

The provisions of this paragraph 6 shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a) This Agreement shall go into effect as to the Fund on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the date of approval by shareholders of the Fund at a meeting called for the purpose of such approval.  This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b) This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust, by the Advisor, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor.  In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund; and

(c) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.  This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

8.	SERVICES NOT EXCLUSIVE

The services of the Sub-Advisor to the Advisor and the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.  The Advisor agrees that Sub-Advisor may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.  Nothing in this Agreement shall be deemed to require Sub-Advisor, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

9.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

10.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

11.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Advisor agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.

12.	REPORTS AND ACCESS

The Sub-Advisor agrees to supply such information to the Advisor and to permit such compliance inspections by the Advisor or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trust.

13.	NOTIFICATION

The Sub-Advisor agrees that it will provide prompt notice to the Advisor and Fund about material changes in the employment status of key investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund and any changes in senior management, operations or ownership of the Sub-Advisor’s Firm.

14.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:	Brown Investment Advisory Incorporated 901 South Bond Street, Suite 400 Baltimore, Maryland, 21231-3340 Attn: David M. Churchill, Treasurer

SUB-ADVISOR:	Cardinal Capital Management, L.L.C. One Greenwich Office Park Greenwich, Connecticut 06831 Attn: Thomas J. Spelman, Chief Compliance Officer

FUND:	Professionally Managed Portfolios On behalf of the Brown Advisory Funds 2020 E. Financial Way, Suite 100 Glendora, CA 91741 Attn: Elaine E. Richards, Secretary

15.	ASSIGNMENT

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

16.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

17.	CAPTIONS

The caption in this Agreement are not included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18.	GOVERNING LAW

This agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

BROWN INVESTMENT ADVISORY INCORPORATED By: /s/ David M. Churchill Name: David M. Churchill Title: Treasurer

CARDINAL CAPITAL MANAGEMENT, L.L.C. By: /s/ Thomas J. Spelman Name: Thomas J. Spelman Title: Chief Compliance Officer

As a Third Party Beneficiary, and as a party for purposes of Section 6
PROFESSIONALLY MANAGED PORTFOLIOS On behalf of the Brown Cardinal Small Companies Fund By: /s/ Robert M. Slotky Name: Robert M. Slotky Title: President

APPENDIX A

INVESTMENT GUIDELINES

Investment Objectives and Policies

As described in Fund’s current prospectus and SAI provided by Advisor and as agreed to by Sub-advisor.

Investment Restrictions

As described in Fund’s current prospectus and SAI provided by Advisor and as agreed to by Sub-advisor.

SCHEDULE A

FUNDS AND FEES

Series of Professionally Managed Portfolios	Annual Fee Rate as % of Avg. Daily Net Asset Value

Brown Cardinal Small Companies Fund	0.75% of the Fund's average daily net assets